Fabio Battaglia
fbattaglia@stradley.com
215.564.8077

April 26, 2022

Board of Trustees
Managed Portfolio Series
615 East Michigan Street
Milwaukee, Wisconsin 53202

Subject:    Post-Effective Amendment No. 538 to Registration Statement on Form N-1A
File Nos. 811-22525; 333-172080

Gentlemen:

We have acted as counsel to Managed Portfolio Series, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 538 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of shares of beneficial interest for the following series, Principal Street Short Term Municipal Fund (the “Fund”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with establishing the Fund, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Fund, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.    The shares of the Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.    The shares of the Fund will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Post-Effective Amendment No. 538.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Fabio Battaglia
Fabio Battaglia, a Partner